As filed with the Securities and Exchange Commission on March 22, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Thor Industries, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	93-0768752 (I.R.S. Employer Identification No.)
419 West Pike Street
Jackson Center, Ohio 45334-0629
(937) 596-6849
(Address of Principal Executive Offices)

THOR INDUSTRIES, INC.
2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

Peter B. Orthwein
President, Chairman of the Board and Chief Executive Officer
Thor Industries, Inc.
419 West Pike Street
Jackson Center, Ohio 45334-0629
(Name and address of agent for service)
(937) 596-6849
(Telephone number, including area code, of agent for service)
Copy to:
Ira L. Rosenblatt, Esq.
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
(212) 872-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
		Proposed maximum	Proposed maximum
	Amount to be	offering price	aggregate offering	Amount of
Title of securities to be registered	registered (1)(2)	per share	price	registration fee
Common Stock, par value $0.10 per share	1,100,000 shares	$31.02 (3)	$34,122,000.00	$2,432.90

(1)	Represents the maximum number of shares of Common Stock issuable pursuant to the Thor Industries, Inc. 2006 Equity Incentive Plan.

(2)	This registration statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The above calculation is based on the average of the high and low sale prices of the Common Stock reported on The New York Stock Exchange on March 16, 2010.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The registrant incorporates by reference in this registration statement the documents listed below (other than any portions thereof, which under the Securities Exchange Act of 1934 (the “Exchange Act”) and applicable rules of the Securities and Exchange Commission (the “Commission”), are not deemed “filed” under the Exchange Act):
(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2009 and January 31, 2010;

(c)	The registrant’s Current Reports on Form 8-K filed October 6, 2009, November 10, 2009, November 13, 2009, November 19, 2009, December 23, 2009, December 23, 2009, January 12, 2010, February 16, 2010, March 5, 2010 and March 16, 2010; and

(d)	The description of the registrant’s Common Stock, par value $0.10 per share, contained in the registrant’s registration statement on Form 8-A filed on August 8, 1986, including any amendments or reports filed for the purpose of updating such description.
     All other documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (other than any such documents, or portions thereof, which under the Exchange Act and applicable Commission rules, are not deemed “filed” under the Exchange Act).
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law grants each corporation organized under Delaware law, such as the registrant, the power to indemnify its directors and officers in certain circumstances.
     The registrant’s By-laws, as amended, and Amended and Restated Certification of Incorporation, as amended, provide for indemnification of its directors and officers to the extent permitted by Section 145. Additionally, the registrant’s By-laws and Amended and Restated Certificate of Incorporation provide that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for the breach of any fiduciary duty as director, except (a) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, as amended from time to time, or (d) for any transaction from which the director derived an improper personal benefit.
     The registrant has also entered into or will enter into indemnification agreements with each of its directors and senior officers. These agreements generally obligate the registrant to indemnify them for liability incurred by them as a result of their services as directors or officers, subject to limited exceptions. In addition, the registrant maintains policies of insurance under which its directors and officers are insured, subject to specified exclusions, deductible amounts and policy limits, against loss arising from any claim which may be made against any of its directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in the scope of their respective duties.
     Except to the extent set forth above, there is no provision of the By-laws, Amended and Restated Certificate of Incorporation, contract, arrangement or statute under which any director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(a) of the registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2001)

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004)

4.3	By-laws (incorporated by reference to Exhibit 3(b) of the registrant’s S-8 registration statement No. 33-13827)

4.4	First Amendment to By-laws (incorporated by reference to Exhibit 3(ii) of the registrant’s Current Report on Form 8-K filed on March 16, 2010)

4.5	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(a) of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 1987)

5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld L.L.P.

Exhibit No.	Exhibit

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Akin, Gump, Strauss, Hauer & Feld L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to this registration statement)

99.1	Thor Industries, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007)
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 17th day of March, 2010.

THOR INDUSTRIES, INC.
By:	/s/ Peter B. Orthwein
Peter B. Orthwein
President, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter B. Orthwein and Christian G. Farman, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Peter B. Orthwein Peter B. Orthwein	President, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 17, 2010

/s/ Christian G. Farman Christian G. Farman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2010

/s/ Neil Chrisman Neil Chrisman	Director	March 17, 2010

SIGNATURE	TITLE	DATE

/s/ J. Allen Kosowsky J. Allen Kosowsky	Director	March 18, 2010

/s/ Alan Siegel Alan Siegel	Director	March 19, 2010

/s/ Jan H. Suwinski Jan H. Suwinski	Director	March 19, 2010

/s/ Geoffrey A. Thompson Geoffrey A. Thompson	Director	March 11, 2010

/s/ William C. Tomson William C. Tomson	Director	March 17, 2010